UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 7, 2013

Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens
London, England W1J 5BQ
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement

On May 7, 2013, Ensco plc (the "Company") and its subsidiary, Pride International, Inc., a Delaware corporation ("Pride"), entered into a Fourth Amended and Restated Credit Agreement (the "5-Year Credit Facility"), with a syndicate of banks that are parties thereto, Citibank, N.A., as Administrative Agent, DNB Bank ASA, as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, NA and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Citigroup Global Markets Inc., DNB Markets, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers.

The 5-Year Credit Facility initially provides for a $2.0 billion senior unsecured revolving credit facility to be used for general corporate purposes. The 5-Year Credit Facility has a five-year term, expiring May 7, 2018 (subject to extension, as provided for in the 5-Year Credit Facility), and amends and restates the Company's $1.45 billion five-year credit agreement with the lenders and other parties signatory thereto, which was scheduled to mature on May 12, 2016 (the "Prior 5-Year Credit Facility"), and the related Guaranty made by the Company in favor of Citibank, N.A (the "Prior Guaranty"). Additionally, in connection with the 5-Year Credit Facility, effective May 7, 2013, the Company terminated its $450 million 364-day credit agreement dated as of May 12, 2011 (the "Prior 364-Day Credit Agreement", together with the Prior 5-Year Credit Facility and the Prior Guaranty, the "Prior Credit Facilities"). The description of the Prior Credit Facilities contained in the Company's annual report on Form 10-K for the year ended December 31, 2012 is incorporated herein by reference. No early termination fees were payable in connection with the replacement or termination of the Prior Credit Facilities.

Advances under the 5-Year Credit Facility bear interest at Base Rate or LIBOR plus, in each case, an applicable margin rate depending on the Company's credit rating. Amounts repaid may be re-borrowed during the term. The Company is required to pay a quarterly undrawn facility fee on the total commitment, which also is based on the Company's credit rating. In addition to the Company, Pride may also borrow under the 5-Year Credit Facility.

The 5-Year Credit Facility contains customary restrictive covenants, including, among others, prohibitions on creating, incurring or assuming certain liens; entering into certain merger arrangements; selling, leasing, transferring or otherwise disposing of all or substantially all of the Company's assets; making a material change in the nature of the business; and entering into certain transactions with affiliates. The Company has the right, subject to lender consent, to increase the commitments under the 5-Year Credit Facility to an aggregate amount of up to $2.5 billion.

The 5-Year Credit Facility contains customary representations and warranties, including with respect to, among other things, financial statements, litigation, anti-corruption laws, environmental matters, rig classifications and subsidiaries.  Representations with respect to anti-corruption laws include conducting business in compliance with the UK Bribery Act and the United States Foreign Corrupt Practices Act.

The 5-Year Credit Facility contains customary provisions regarding events of default, which could result in an acceleration in amounts due, including among others, payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, cross-default to other debt obligations, change of control, certain judgments and ERISA matters.

The foregoing description of the 5-Year Credit Facility does not purport to be complete and is qualified in its entirety by reference to the 5-Year Credit Facility, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement
The discussion of the Prior Credit Facilities set forth in response to Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The discussion of the 5-Year Credit Facility set forth in response to Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, among Ensco plc and Pride International, Inc., as Borrowers, the Banks named therein, Citibank, N.A., as Administrative Agent, DNB Bank ASA, as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, NA and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Citigroup Global Markets Inc., DNB Markets, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: May 13, 2013	/s/ ROBERT W. EDWARDS III Robert W. Edwards III Controller

EXHIBIT INDEX

Exhibit No.	Description
10.1
Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, among Ensco plc and Pride International, Inc., as Borrowers, the Banks named therein, Citibank, N.A., as Administrative Agent, DNB Bank ASA, as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, NA and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Citigroup Global Markets Inc., DNB Markets, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers.

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